Exhibit 10.2
June 1, 2010
Ms. Janet W. Pasque
7015 South Cook Way
Centennial, Colorado 80122
Dear Janet:
This letter agreement (the “Letter Agreement”) sets forth the terms and conditions of your consulting arrangement with Resolute Energy Corporation, a Delaware corporation (“Resolute”). You will serve Resolute in a consulting capacity for a period commencing on June 1, 2010 and terminating on December 31, 2010 (the “Consulting Term”). Notwithstanding the Consulting Term, you or Resolute may terminate this consulting arrangement at any time, for any reason or no reason, upon written notice.
During the Consulting Term, you will consult with and advise the officers and Board of Directors of Resolute, as requested by them, with respect to (i) executive level support for Resolute’s land development, (ii) acquisition and divestiture efforts, (iii) the training and transition of Bill Alleman into the position of Vice President, Land, (iv) the executive search process and hiring of an Acquisitions and Divestitures executive, and (v) any other matters involving Resolute’s business and affairs as requested by the CEO or President (the “Consulting Services”).
Your status while performing services under this Letter Agreement will be that of an independent contractor and not that of an employee of Resolute.
No income tax or payroll tax will be withheld or paid by the Company on your behalf for any payment under this Agreement, except as may be required by law for payments to independent contractors. You will be responsible for payment of your estimated federal, state and local income taxes, self-employment taxes, social security taxes and any other taxes, fees and withholdings that may accrue relative to your compensation hereunder. You must obtain and keep current, at your own expense, all permits, certificates, and licenses necessary for you to perform the Consulting Services, if any. As of June 1, 2010, you will not be able to participate in Resolute’s employee benefit plans, including, without limitation, participation in the Company’s 401(k) Plan.
As compensation for the Consulting Services, Resolute shall pay you $30,000 per month, due and payable monthly on a mutually convenient schedule, for the period during which this Letter Agreement remains in force. Resolute will reimburse you for the reasonable expenses you incur in relation to the Consulting Services. In consideration of your entering into this Agreement, Resolute agrees that you are eligible for a cash bonus under the terms of Resolute’s Short Term

Janet W. Pasque
June 1, 2010

Incentive program as described in Resolute’s 2010 Proxy Statement pro-rated for the 5/12ths of 2010 that you served as Senior Vice President. If you perform the Consulting Services in good faith, the CEO in his discretion may increase the pro-rating fraction by any amount up to 1. If you are performing the Consulting Services in good faith and Resolute terminates this Agreement prior to the end of the Consulting Term without cause, the pro-rating fraction will automatically be increased to 1.
You hereby agree to use your reasonable efforts to exercise the level of care and skill ordinarily exercised by other professional consultants acting under similar circumstances in performing your obligations under this Letter Agreement. Resolute agrees to indemnify you to the same extent officers and directors of Resolute are indemnified under the Amended and Restated Certificate of Incorporation of Resolute and their respective indemnification agreements, for liability, loss and expense that arise out of or relate to you by reason of providing the Consulting Services. You also hereby acknowledge that you remain subject to the terms and conditions of that certain Confidentiality and Noncompete Agreement, by and between you and Resolute Natural Resources Company, dated as of January 23, 2004 (the “Confidentiality and Noncompete Agreement”). Upon expiration of the Consulting Term or upon termination of this Letter Agreement, you agree to return all Related Parties’ Business Records (as such term is defined in the Confidentiality and Noncompete Agreement) in your possession.
You are solely responsible for all of your own insurance and shall at all times maintain such types and amounts of insurance coverage (including liability insurance) as is acceptable or required by Resolute. No workers’ compensation insurance or unemployment compensation insurance will be obtained by Resolute on your behalf. You shall solely be responsible for obtaining unemployment compensation insurance and workers’ compensation insurance for yourself, and you shall solely be responsible for complying with all applicable workers’ compensation and unemployment compensation laws.
All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed as follows:

Resolute:	Consultant:

Resolute Energy Corporation	Janet W. Pasque
1675 Broadway, Suite 1950	7015 South Cook Way
Denver, Colorado 80202	Centennial, Colorado 80122
This Letter Agreement and the Confidentiality and Noncompete Agreement embody the complete agreement and understanding among the parties regarding the Consulting Services. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

Janet W. Pasque
June 1, 2010

If you agree to the terms of this Letter Agreement, please sign and return this letter to Resolute.

Sincerely,
/s/ James M. Piccone
James M. Piccone
President

AGREED AND ACKNOWLEDGED

/s/ Janet W. Pasque
Janet W. Pasque
Date:	June 24, 2010